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                            CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF DESIGNATION
                                       OF
                 SERIES E CUMULATIVE CONVERTIBLE PREFERRED STOCK
                            (After Issuance of Stock)


                           VENTURI TECHNOLOGIES, INC.


     Pursuant to Section 78.1955 of the Nevada Revised Statutes, we the undersigned, John Hopkins, President, and Randy K. Johnson, Secretary, of Venturi Technologies, Inc., a Nevada corporation (the "Corporation") do hereby certify:

     On January 18, 2000, the Board of Directors of the Corporation duly adopted a resolution to amend the Certificate of Designation of Series E Cumulative Convertible Preferred Stock as follows:

     1. Section 7B of the Certificate of Designation is amended so that, as amended, Section 7B reads in its entirety as follows:

          7B. Conversion Price. As used herein, the term "Conversion Price" shall mean 80% of the average of the three lowest daily bid prices for the Common Stock quoted on the NASDAQ Stock Market System or other market or system upon which shares of the Corporation's Common Stock are reported or quoted during the 15 trading days preceding the date as of which such Conversion Price is being determined; provided, however, that in no event shall the Conversion Price be less than $2.00 per share or more than $3.00 per share.

     2. Section 5A shall be renumbered as 5A(i), and a new Section 5A(ii) shall be added to read in its entirety follows:

          5A(ii) Mandatory Redemption. If the daily closing price for the Corporation's Common Stock is less than $2.00 per share for a period of three (3) consecutive trading days, the holder(s) of Preferred Stock shall have the right to require the Corporation to redeem all or any portion of the Preferred Stock then outstanding, by giving to the Corporation written notice of the exercise of such right and the date, which shall not be less than thirty (30) days after the date of such notice, on which such redemption is to be made. On any such redemption, the Corporation shall pay to the holder of the Preferred Stock to be redeemed an amount equal to the sum of (i) the Liquidation Value thereof; (ii) all accrued and unpaid dividends thereon; (iii) all penalties which have accrued with respect to any of the Preferred


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          Stock under this Designation and under any agreement pursuant to which shares of Preferred Stock have been issued; and (iv) $500,000.00 multiplied by a fraction, the numerator of which shall be the number of Preferred Shares to be redeemed and the denominator of which shall be the number of Preferred Shares outstanding on the Redemption Date (the "Redemption Price" for purposes of a Mandatory Redemption). Upon delivery of the notice of a mandatory redemption as provided herein, all shares of Preferred Stock shall immediately become convertible in full, notwithstanding any other provision of this Designation. In addition, upon a mandatory redemption as provided herein, the Corporation shall issue, on the Redemption Date for such mandatory redemption, all warrants for the purchase of shares of Common Stock which would be issuable under any agreement relating to the issuance of shares of Preferred Stock if the maximum number of shares of Preferred Stock issuable under such agreement had been issued on the Redemption Date for such mandatory redemption.

     Pursuant to Section 78.1955 of the Nevada Revised Statutes, the foregoing Amendment to the Certificate of Designation of Series E Cumulative Convertible Preferred Stock was approved by a written consent dated January 18, 2000 by the holders of all 5,000 outstanding shares of such Series E Preferred Stock.




                                     ------------------------------------------
                                     John Hopkins, President




                                     ------------------------------------------
                                     Randy K. Johnson, Secretary



 STATE OF UTAH          )
                         )ss.
 COUNTY OF SALT LAKE    )

       On January ___, 2000, John Hopkins personally appeared before me, a Notary Public, who acknowledged that he executed the above instrument.



                                           -----------------------------------
                                           Signature of Notary

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 Notary Seal